TEREX CORPORATION,

as Issuer,
THE SUBSIDIARY GUARANTORS (as defined herein)
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee
SUPPLEMENTAL INDENTURE
Dated as of September 8, 2015
to THIRD SUPPLEMENTAL INDENTURE
Dated as of March 27, 2012
to SENIOR DEBT INDENTURE
Dated as of July 20, 2007
6.50% Senior Notes due 2020

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 8, 2015, between Terex Corporation, a Delaware corporation (the “Company”), HSBC Bank USA, National Association, as trustee (the “Trustee”) and the subsidiary guarantors named herein (the “Subsidiary Guarantors”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).
WITNESSETH
WHEREAS, the Company executed and delivered to the Trustee an indenture (the “Base Indenture”), by and between the Company and the Trustee, dated as of July 20, 2007;
WHEREAS, the Company and the guarantors named therein executed and delivered to the Trustee a supplemental indenture (the “Third Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and between the Company, the Trustee and such guarantors, dated as of March 27, 2012, pursuant to which the Company’s 6.50% Senior Notes due 2020 (the “Notes”) were issued;
WHEREAS, the Company has entered into a Business Combination Agreement and Plan of Merger, dated as of August 10, 2015, among the Company, Konecranes Plc, a Finnish public company limited by shares (“Konecranes”), Konecranes, Inc., a Texas corporation and an indirect wholly owned subsidiary of Konecranes, Konecranes Acquisition Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Konecranes, Inc., as amended from time to time (the “Merger Agreement”);
WHEREAS, the Company has solicited (the “Consent Solicitation”) the Holders, upon the terms and subject to the conditions set forth in the Notice of Consent Solicitation dated August 27, 2015 (the “Notice”) and the accompanying Consent Form (the “Consent Form” and, together with the Notice and the other documents related to the Consent Solicitation, the “Consent Documents”), to direct the Trustee to execute and deliver amendments to the Indenture as set forth in Article I hereof (the “Amendments”);
WHEREAS, Section 902 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Indenture may be amended or supplemented with the consent of the Holders of more than 50% in aggregate principal amount of the Notes then outstanding;
WHEREAS, in connection with the Consent Solicitation, Holders that have validly delivered and have not validly withdrawn consent to the Amendments and the execution of this Supplemental Indenture on a timely basis (the “Consenting Holders”) are entitled to receive a consent fee with respect to the Notes in respect of which they have validly consented, payable only if all conditions to the Consent Solicitation set forth in the Consent Documents, including, without limitation, the consummation of the transactions contemplated by the Merger Agreement, are satisfied or waived by the Company (the “Consent Fee”);

WHEREAS, Consenting Holders constitute Holders of more than 50% in aggregate principal amount of the Notes now outstanding and direct the Trustee to execute and deliver this Supplemental Indenture in its capacity as Trustee; and
WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.
NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the Amendments consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
AMENDMENT OF INDENTURE
Section 101    Amendment to Definitions. Section 101 of the Indenture is hereby amended as follows:
(a)    The following definitions are hereby inserted alphabetically into Section 101 of the Indenture:
“IFRS” means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency).
“Merger” means the merger pursuant to which Konecranes Acquisition Company LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of Konecranes, Inc., a Texas corporation and indirect wholly-owned Subsidiary of Parent, will be merged with and into the Company and following which the Company will be a direct wholly owned Subsidiary of Konecranes Inc. and an indirect wholly-owned Subsidiary of Parent.
“Parent” means Konecranes Plc, a Finnish public company limited by shares, and any successor thereto.
“Permitted Holders” means as of any date of determination following consummation of the Merger, Parent, and any of its wholly-owned Subsidiaries.
(b)    The definition of “Change of Control” is hereby amended and restated in its entirety as follows:
“Change of Control” means the occurrence of any of the following:
(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than any Permitted Holder, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise;
(2) (A) another corporation merges into the Company or the Company consolidates with or merges into any other corporation, or
(B) the Company conveys, transfers or leases all or substantially all of its assets (computed on a consolidated basis) to any person or group in one transaction or a series of transactions other than any conveyance, transfer or lease between the Company and a Restricted Subsidiary of the Company,
in the case of each of clause (2)(A) and (B), in one transaction or a series of related transactions with the effect that either (x) immediately after such transaction any person or entity or group (as so defined) of persons or entities, other than any Permitted Holder, shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors or (y) the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the combined voting power of the securities of the Company ordinarily having the right to vote in the election of directors are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the combined voting power of the securities of the surviving corporation ordinarily having the right to vote in the election of directors; or
(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office. Notwithstanding the foregoing, upon consummation of the Merger, references in this clause (3) to “the beginning of such period” shall refer to the date immediately following the consummation of the Merger, until expiry of the two year anniversary of the Merger.
Notwithstanding the foregoing clauses (1) and (2) above, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect Subsidiary of a person, and (ii) the direct or indirect holders of the common shares of such person immediately following the transaction are substantially the same as the direct or indirect holders of the Company’s common shares, or other voting shares into which the Company’s common shares are reclassified, consolidated, exchanged or changed immediately prior to that transaction.
Section 102    Amendment to SEC Reports. Section 1023 of the Indenture is hereby amended and restated in its entirety as follows:
Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file to the extent permitted with the SEC and provide within 15 days to the Trustee and the Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections 13 and 15(d) of the Exchange Act. If the SEC will not accept such filings for any reasons, the Company shall post the specified reports on its public website within the time periods that would apply if the Company were required to file those reports with the SEC. Delivery of such information, documents and other reports to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officers’ Certificate). Notwithstanding the foregoing, following the consummation of the Merger and if and for so long as the 2020 Notes are fully and unconditionally guaranteed by Parent or any other direct or indirect parent company of Parent, the Company is permitted to elect to satisfy its obligations under this Section by delivering the corresponding reports, information and documents of Parent or such other entity within the timeframes set forth under this Section, provided, that to the extent Parent or such other entity qualifies as a foreign private issuer as defined in Rule 405 of the Securities Act, the phrase “U.S. corporation”, solely as used in this paragraph, shall be deemed to be replaced with “foreign private issuer” for all purposes; provided further, however, that if Parent or such other entity so qualifies as a foreign private issuer, it shall file on Form 6-K (or any successor form) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports containing the following information: (i) an unaudited condensed consolidated balance sheet as of the end of such period and unaudited condensed statements of income and cash flows for such periods, and the comparable prior year periods, each under IFRS, together with condensed footnote disclosure; and (ii) an operating and financial review of the financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources, and a discussion of material commitments and contingencies and changes in critical accounting policies.
ARTICLE II
MISCELLANEOUS PROVISIONS
Section 201    Effect of Supplemental Indenture.

From and after the Amendment Operative Time (as defined below), the Indenture shall be amended and supplemented in accordance herewith. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Supplemental Indenture shall be bound thereby.
Section 202    Effectiveness.
This Supplemental Indenture shall become effective and binding on the Company, the Subsidiary Guarantors, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this Supplemental Indenture; provided, however, that the Amendments shall become operative only upon the later of the (a) payment of the Consent Fee to the Consenting Holders in accordance with the terms and conditions of the Consent Solicitation and (b) consummation of the transactions contemplated by the Merger Agreement (the “Amendment Operative Time”), as notified to the Trustee in writing by the Company.
Section 203    Indenture Remains in Full Force and Effect.
Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.
Section 204    Confirmation of Indenture.
The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.
Section 205    Conflict with Trust Indenture Act.
If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof or of the Indenture which is required to be included in this Supplemental Indenture or the Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.
Section 206    Severability.
In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 207    Successors.

All agreements of the Company and each Subsidiary Guarantor in this Supplemental Indenture shall bind its respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 208    Certain Duties and Responsibilities of the Trustee.
In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.
Section 209    Governing Law.
This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.
Section 210    Duplicate Originals.
All parties may sign any number of copies of this Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.
Section 211    Effect of Headings.
The Section headings herein are for convenience only and shall not affect the construction hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the date first set forth above.

THE ISSUER:

TEREX CORPORATION

By:	/s/ Eric I Cohen
Name: Eric I Cohen
Title: Senior Vice President

SUBSIDIARY GUARANTORS:

CMI TEREX CORPORATION
FANTUZZI NOELL USA, INC.
GENIE HOLDINGS, INC.
GENIE INDUSTRIES, INC.
GENIE INTERNATIONAL, INC.
POWERSCREEN HOLDINGS USA INC.
POWERSCREEN NORTH AMERICA INC.
TEREX ADVANCE MIXER, INC.
TEREX AERIALS, INC.
TEREX FINANCIAL SERVICES, INC.
TEREX SOUTH DAKOTA, INC.
TEREX WASHINGTON, INC.

By:	/s/ Eric I Cohen
Name: Eric I Cohen
Title: Vice President

POWERSCREEN INTERNATIONAL LLC

By:	Powerscreen North America, Inc., its managing member

By:	/s/ Eric I Cohen
Name: Eric I Cohen
Title: Vice President

POWERSCREEN USA LLC

By:	Powerscreen Holdings USA, Inc., its managing member

By:	/s/ Eric I Cohen
Name: Eric I Cohen
Title: Vice President

TEREX USA, LLC

By:	/s/ Eric I Cohen
Name: Eric I Cohen
Title: Senior Vice President

TEREX UTILITIES, INC.

By:	/s/ Eric I Cohen
Name: Eric I Cohen
Title: President

THE TRUSTEE:

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Annette Kos-Culkin
Name: Annette Kos-Culkin
Title: Vice President